Exhibit 99.1

Transocean Ltd. Increases Consideration for Acquisition of Transocean Partners LLC

•	Exchange ratio increased to 1.20 shares of Transocean per Transocean Partners common unit in the all equity transaction

Zug, Switzerland /  London – November 21, 2016 –  Transocean Ltd. (NYSE: RIG) and Transocean Partners LLC (NYSE: RIGP) today announced that Transocean has agreed to increase to 1.20 Transocean shares (from 1.1427 Transocean shares) the consideration for its pending acquisition of each outstanding common unit of Transocean Partners not already owned by Transocean in a share-for-unit merger transaction.  Transocean expects to issue approximately 23.8 million shares in the merger.

The transaction is subject to the approval of the holders of Transocean Partners’ common units pursuant to its limited liability company agreement. As Transocean has already committed to voting its approximately 21.3 million common units in favor of the merger, a vote in favor of the merger by approximately 9.9 million (or approximately 50.1%) of the approximately 19.7 million common units not held by Transocean will be required to approve the merger. Subject to customary approvals and conditions, including receipt of approval from Transocean Partners common unitholders, the transaction is expected to close in early December 2016.

The Transocean Partners special meeting, which has been adjourned, reconvenes on Tuesday, December 6, 2016, at 3:00 p.m. local time at Transocean Partners’ offices at 40 George Street, 4th Floor, London, England W1U 7DW, United Kingdom.

The increase in consideration was approved on behalf of Transocean Partners by the Conflicts Committee of its Board of Directors, which is comprised of the members of its Board of Directors who are independent and unaffiliated with Transocean.

The Board of Directors of Transocean Partners and the Conflicts Committee of Transocean Partners have each recommended that Transocean Partners’ common unitholders vote “FOR” the proposal to approve the amended merger agreement providing for the increased consideration and the merger.

Unitholders who need assistance in voting their Transocean Partners’ common units, or who have questions, are encouraged to contact the company’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 from U.S. and Canada or (412) 232-3651 from other countries.

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About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 57 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh-environment floaters, four deepwater floaters, seven midwater floaters and 10 high-specification jackups. In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

About Transocean Partners

Transocean Partners was formed as a growth-oriented limited liability company by Transocean Ltd. to own, operate and acquire modern, technologically advanced offshore drilling rigs. Transocean Partners’ assets consist of 51 percent interests in subsidiary companies that own and operate three ultra-deepwater drilling rigs.

For more information about Transocean Partners, please visit: www.transoceanpartners.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding the proposed transaction, including its effects, benefits and costs savings, opinions, forecasts, projections, expected timetable for completion, expected distribution and any other statements regarding Transocean Partners and Transocean’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. We can give no assurance that such expectations will prove to have been correct. These statements are subject to risks, uncertainties and assumptions including, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to realize expected cost savings and benefits, failure to obtain the required vote of the Transocean Partners’ common unitholders, the timing to consummate the proposed transaction, the adequacy of and access to sources of liquidity, Transocean Partners’ and Transocean’s inability to obtain drilling contracts for rigs that do not have contracts, Transocean Partners’ and Transocean’s inability to renew drilling contracts at comparable dayrates, operational performance, the impact of regulatory changes, the cancellation of drilling contracts currently included in each company’s reported contract backlog, and other risk factors that are discussed in Transocean Partners’ and Transocean’s most recent Annual Report on Form 10-Ks, as well as its other filings with the SEC available at the SEC’s Internet site (www.sec.gov). Actual results may differ materially from those expected, estimated or projected.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

Additional Information

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC REGARDING THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents contain important information about the proposed transaction that should be read carefully before any decision is made with respect to the proposed transaction. Investors may obtain free copies of these documents and other documents filed with the SEC by Transocean Partners and Transocean through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Transocean are available free of charge on Transocean’s internet website at: www.deepwater.com. Copies of the documents filed with the SEC by Transocean Partners are available free of charge on the Transocean Partners’ internet website at: www.transoceanpartners.com. You may also read and copy any reports, statements and other information filed by Transocean and Transocean Partners with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in Solicitation

Transocean Partners, Transocean, their respective directors and certain of their respective executive officers may be considered, under SEC rules, participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Transocean Partners is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016, its proxy statement for its 2016 annual meeting of unitholders, which was filed with the SEC on March 17, 2016, and in the joint proxy statement/prospectus, which was filed with the SEC on October 6, 2016. Information about the directors and executive officers of Transocean are set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016, and its proxy statement for its 2016 annual general meeting of shareholders, which was filed with the SEC on March 18, 2016. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the transaction, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials that may be filed with the SEC.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647